  As filed with the Securities and Exchange Commission on September 26, 1994
                                                        Registration No. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                               ____________________

                                     FORM S-3
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                               ____________________

                            SOUTHWEST GAS CORPORATION
              (Exact name of Registrant as specified in its charter)
                               ____________________

                California                                   88-0085720
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                     Identification Number)

                            5241 Spring Mountain Road
                                  P.O. Box 98510
                           Las Vegas, Nevada 89193-8510
                                  (702) 876-7237

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               ____________________

                                 GEORGE C. BIEHL
                  Senior Vice President/Chief Financial Officer
                            Southwest Gas Corporation
                            5241 Spring Mountain Road
                                  P.O. Box 98510
                           Las Vegas, Nevada 89193-8510
                                  (702) 876-7237

            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)
                               ____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _____

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   x
                                                      -----

                                               CALCULATION OF REGISTRATION FEE

    Title of each class of         Amount to be         Proposed maximum              Proposed maximum             Amount of
  securities to be registered       registered       offering price per unit      aggregate offering price      registration fee
  ---------------------------     -------------      -----------------------      ------------------------      ----------------
Debt Securities. . . . . . . . .      (1)(2)                   (3)                        (1)(2)                       NA

Preferred Stock ($50 par value).      (1)(4)                   (3)                       (1)(3)(4)                     NA

Depositary Shares. . . . . . . .    (1)(4)(5)                  (3)                       (1)(3)(5)                     NA

Common Stock ($1 par value). . .      (1)(6)                   (3)                       (1)(3)(6)                     NA

     Total . . . . . . . . . . .   $300,000,000                (3)                      $300,000,000               $103,449(7)

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(Footnotes from preceding page)

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $300,000,000 or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities.

(3) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock ($50 par value) as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Preferred Stock and Depositary Shares as shall be issuable upon conversion of Debt Securities registered hereby.

(5) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Depositary Shares to be issued pursuant to Deposit Agreements. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the Depositary under any such Deposit Agreement.

(6) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Preferred Stock or Debt Securities registered hereby.

(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

                             SUBJECT TO COMPLETION
                            DATED SEPTEMBER 26, 1994
Prospectus

SOUTHWEST GAS CORPORATION                                                [LOGO]


                                   Securities

     Southwest Gas Corporation (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), shares of its Preferred Stock, $50 par value (the "Preferred Stock"), and shares of its Common Stock, $1 par value (the "Common Stock"). The Debt Securities, the Preferred Stock and the Common Stock are collectively referred to herein as the "Securities." Securities will have a maximum aggregate offering price of $300,000,000 and will be offered on terms to be determined at the time of offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of interest, if any, any redemption or sinking fund provisions, any conversion provisions, any covenants and any other specific term of the Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement will describe whether interests in the Preferred Stock will be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"). In the case of Common Stock, the specific number of shares, issuance price per share and the initial dividend rate of any Special Common Stock, if Special Common Stock is to be issued, will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

     Securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."

     The Debt Securities, if issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. See "Description of Debt Securities."
                              ____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is               , 1994

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY NOT BE SOLD NOR MAY
OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE.  THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, and reference is hereby made to such Registration Statement, including the exhibits thereto.

                              ____________________

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents of the Company filed with the Commission: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1993; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; and (3) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be directed to George C. Biehl, Senior Vice President and Chief Financial Officer, Southwest Gas Corporation, 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number
(702) 876-7237.


                                   THE COMPANY

     The Company, a California corporation, is comprised of two operating segments: natural gas operations and financial services. The financial services segment consists of PriMerit Bank, a Federal Savings Bank (the "Bank"), a wholly owned subsidiary, which operates principally in the thrift industry.

     The natural gas operations segment is engaged in the business of purchasing, transporting, and distributing natural gas in portions of Arizona, Nevada and California. Its several service areas are geographically as well as economically diverse. The Company is the largest distributor in Arizona, distributing and transporting gas in most of southern, central and northwestern Arizona. The Company is also the largest distributor and transporter of natural gas in Nevada. The Company also distributes and transports gas in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.

     The Company is subject to regulation by the Arizona Corporation Commission, the Public Service Commission of Nevada (the "PSCN") and the California Public Utilities Commission (the "CPUC"). The CPUC regulates the issuance of all securities by the Company, with the exception of short-term borrowings. Certain of the Company's accounting practices, transmission facilities and rates are subject to regulation by the Federal Energy Regulatory Commission.

     The Bank is a federally chartered stock savings bank conducting business through branch offices in Nevada. The Bank's deposit accounts are insured to the maximum extent permitted by law by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund. The Bank is regulated by the Office of Thrift Supervision (the "OTS") and the FDIC and is a member of the Federal Home Loan Bank system.

     The Bank's principal business is to attract deposits from the general public and to make loans secured by real estate and other collateral that enable borrowers to purchase, refinance, construct or improve such property. Revenues are derived from interest on real estate loans and debt securities and, to a lesser extent, from interest on nonmortgage loans, gains on sales of loans and debt securities, and fees received in connection with loans and deposits. The Bank's major expense is the interest it pays on savings deposits and borrowings.

     The executive offices of the Company are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number
(702) 876-7237.


                                 USE OF PROCEEDS

     Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of Securities offered hereby will be used to retire indebtedness and for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of the Company's pipeline systems and facilities located in and around the communities it serves.


                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for
(a) the natural gas operations segment of the Company and (b) the consolidated gas and financial services operations of the Company (i) without deposit interest included as a fixed charge and (ii) with deposit interest included as a fixed charge.

                                                               For the Twelve Months Ended
                                                   ---------------------------------------------------
                                                    June 30,                  December 31,
                                                   ---------      ------------------------------------
                                                    1994(3)       1993    1992    1991    1990    1989
                                                   ---------      ------------------------------------
Ratios of earnings to fixed charges(1):

 Company (natural gas operations segment). . . .      1.33        1.25    1.86    1.48    1.84    1.98

 Consolidated

      Without deposit interest . . . . . . . . .      1.53        1.32    1.42     (2)    1.45    1.44

      With deposit interest. . . . . . . . . . .      1.33        1.18    1.20     (2)    1.24    1.26

(1) For purposes of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income plus fixed charges. Fixed charges consist of all interest expense including capitalized interest, one-third of rent expense (which approximates the interest component of such expense) and amortized debt costs.

(2) For the year ended December 31, 1991, consolidated earnings were insufficient to cover fixed charges, excluding and including deposit interest, by $13.5 million. This was primarily due to the recording of additional valuation reserves during 1991 by the Bank.

(3) Twelve month ratios are presented in place of interim period ratios because of the seasonal nature of the natural gas operations segment.

     The following table sets forth the ratios of earnings to combined fixed charges and preferred and preference stock dividends for (a) the natural gas segment of the Company and (b) the consolidated gas and financial services operations of the Company (i) without deposit interest included as a fixed charge and (ii) with deposit interest included as a fixed charge.

                                                              For the Twelve Months Ended
                                                   ---------------------------------------------------
                                                    June 30,                  December 31,
                                                   ---------      ------------------------------------
                                                    1994(3)       1993    1992    1991    1990    1989
                                                   ---------      ------------------------------------
Ratios of earnings to combined fixed charges and
 preferred and preference stock dividends(1)

 Company (natural gas operations segment). . . .      1.31        1.23    1.81    1.42    1.75    1.87

 Consolidated

      Without deposit interest . . . . . . . . .      1.51        1.30    1.39     (2)    1.43    1.41

      With deposit interest. . . . . . . . . . .      1.32        1.17    1.18     (2)    1.22    1.25


(1) See Note 1 above. Preferred and preference dividends have been adjusted to represent the pretax earnings necessary to cover such dividend requirements.

(2) For the year ended December 31, 1991, consolidated earnings were insufficient to cover combined fixed charges and preferred and preference stock dividends by $14.8 million. This was primarily due to the recording of additional valuation reserves during 1991 by the Bank.

(3)   See Note 3 above.

                         DESCRIPTION OF DEBT SECURITIES

     Debt Securities may be issued from time to time in series under an indenture (the "Indenture") between the Company and a bank or trust company selected to act as trustee as specified in the Prospectus Supplement relating thereto (the "Trustee"). The Indenture will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. As used under this caption, unless the context otherwise requires, Offered Debt Securities shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is included or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture. The following sets forth certain general terms and provisions of the Debt Securities. Further terms of the Offered Debt Securities will be set forth in the Prospectus Supplement.

General

     The Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered:  (a) the title of the Offered Debt
Securities; (b) whether any of the Offered Debt Securities are to be issuable in bearer form or permanent global form and, if so, the terms and conditions, if any, upon which interests in such Offered Debt Securities in such bearer form or global form may be exchanged, in whole or in part, for the Offered Debt
Securities represented thereby; (c) the person to whom any interest on any
Offered Debt Security of the series shall be payable if other than the person in whose name the Offered Debt Security is registered on the Regular Record
Date; (d) the date or dates on which the Offered Debt Securities will mature;
(e) the rate or rates at which the Offered Debt Securities will bear interest, if any; (f) the date or dates from which any such interest will accrue, the
Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any
Interest Payment Date; (g) each office or agency where the principal of, premium
(if any) and interest on the Offered Debt Securities will be payable; (h) the
period or periods within which, the events upon the occurrence of which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (i) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holders; (j) the denominations in which any Offered Debt
Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (k) the currency or currencies, including composite currencies, of payment of principal of and any premium and interest on the
Offered Debt Securities, if other than U. S. Dollars; (l) any index or formula used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (m) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the
Maturity thereof; (n) any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock, Preferred Stock or into Debt
Securities of another series; (o) any Events of Default with respect to the
Offered Debt Securities, if not otherwise set forth under "Events of Default";
(p) any material covenants with respect to the Offered Debt Securities; (q) the applicability of the provisions described under "Defeasance"; and (r) any other terms of the Offered Debt Securities not inconsistent with the provisions of the
Indenture.

     Debt Securities may be issued at a discount from their principal amount. Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

     Unless otherwise indicated in this Prospectus or the Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company.

Conversion Rights

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

Exchange, Registration, Transfer and Payment

     Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purpose in New York, New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof.

Book-Entry Debt Securities

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Debt Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Debt Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any Person other than the Debt Depositary for such Global Security or any nominee of such Debt Depositary, and no such transfer may be registered, unless (a) the Debt Depositary has notified the Company that it is unwilling or unable to continue as Debt Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (b) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (c) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Debt Depositary may direct.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Debt Depositary will be represented by a Global Security registered in the name of such Debt Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Debt Depositary for such Global Security, the Debt Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Debt Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Debt Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    So long as the Debt Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Debt Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Debt Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

Consolidation, Merger and Sale of Assets

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided (a) that the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a Person organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (b) that after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (c) that certain other conditions are met.

Covenants of the Company

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Offered Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, there are no covenants or provisions in the Indenture that may afford Holders protection in the event of a highly leveraged transaction or leveraged buyout involving the Company.

Events of Default

     Unless otherwise specified in the applicable Prospectus Supplement, the following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee or Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series as provided in the Indenture; (e) a default under any evidence of indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any other series) in an individual principal amount outstanding of at least $15,000,000 or under any instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including the Indenture) in an individual principal amount outstanding of at least $15,000,000, whether such indebtedness exists as of the date of the Indenture or is thereafter created, which default results in the acceleration of such indebtedness without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 Business Days after written notice to the Company by the Trustee or by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby;
(a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

Defeasance

     Unless otherwise specified in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain Paying Agents and hold moneys for payment in trust) or (ii) need not comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of that series, and the occurrence of an event described in clause
(d) under "Events of Default" above with respect to any defeased covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

Governing Law

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.


                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Articles of Incorporation (the "Articles of Incorporation"), and the certificate of determination (a "Certificate of Determination") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

Authorized Capital Stock

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $1 par value, 200,000 shares of preferred stock, $50 par value ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby), 500,000 shares of cumulative preferred stock, $100 par value ("Cumulative Preferred Stock"), 2,000,000 shares of preference stock, $20 par value ("preference stock of the Company") and 500,000 shares of second preference stock of the Company, $100 par value (the "Second Preference Stock" and collectively with the preference stock of the Company, the "Preference Stock"). As of September 22, 1994 there were outstanding 21,128,654 shares of Common Stock, 48,000 shares of Cumulative Preferred Stock and 32,580 shares of Second Preference Stock. No shares of preferred stock of the Company or preference stock of the Company were outstanding on this date.

     The Company is required to redeem 8,000 shares annually through 1999 of the Cumulative Preferred Stock at par value plus accrued dividends. The Company is also required to redeem the remaining 32,580 shares of its Second Preference Stock on December 1, 1994 at par value plus accrued dividends.

     All outstanding shares of Cumulative Preferred Stock are redeemable at the option of the Company at any time upon 30 days' notice at par value plus accrued dividends and a premium equal to the dividend rate in the first year commencing December 1, 1979 and declining ratably each year thereafter to par value. In addition, the Company may redeem up to 8,000 shares of Cumulative Preferred Stock (but not more than 45,000 shares in the aggregate) at par value plus accrued dividends on any mandatory redemption date without payment of a premium. The Company may also redeem the Second Preference Stock at any time at its option upon not more than 60 nor less than 30 days' notice at par value plus accrued dividends.

     The dividend rate on the Cumulative Preferred Stock is 9.5% and is cumulative. The dividend rate on the Second Preference Stock is also cumulative and varies from 3 percent to 16 percent based on a formula tied to operating results with respect to the gas distribution system purchased from the Arizona Public Service Corporation, the holder of the Second Preference Stock. During each of the last three years, the dividend rate was 3 percent.

     The Articles of Incorporation provide that in the event of involuntary liquidation, (a) before distributions may be made to holders of any other class of Junior Stock (as hereinafter defined), holders of Cumulative Preferred Stock are entitled to payment in full at par value, together with accrued dividends, and (b) before distributions may be made to holders of Common Stock, the holder of the Second Preference Stock is entitled to payment in full at par value plus accrued dividends.

     The holders of shares of the Second Preference Stock and Cumulative Preferred Stock are not entitled to notice of any meetings of shareholders or to vote upon the election of directors or upon any question affecting the management or affairs of the Company, except to the extent otherwise provided by law or, with respect to holders of the Cumulative Preferred Stock, the Certificate of Determination for the Cumulative Preferred Stock. The Certificate of Determination for the Cumulative Preferred Stock provides that the holders of all shares of Cumulative Preferred Stock, voting as a class, are entitled to elect two directors to the Board of Directors of the Company whenever four quarterly dividends upon any shares of Cumulative Preferred Stock are in arrears or any mandatory redemption payment is one year in arrears, until all dividends in default and mandatory redemption payments have been made. In addition, an affirmative vote of the holders of all shares of Cumulative Preferred Stock outstanding is required for the authorization or creation (or increase in the authorized amount) of any class of stock ranking senior to the Cumulative Preferred Stock. It is, however, permissible to issue up to 200,000 shares of preferred stock of the Company senior to the Cumulative Preferred Stock. The affirmative vote of 66-2/3% of the outstanding shares of Cumulative Preferred Stock is also required in order (a) to amend the Articles of Incorporation in certain respects that would adversely affect the rights of the holders of Cumulative Preferred Stock, (b) to increase the amount of Cumulative Preferred Stock authorized by the Articles of Incorporation or the authorization or creation of any class of stock ranking on a parity with the Cumulative Preferred Stock, (c) for the Company to sell, lease or convey substantially all of the business of the Company, the parting of control thereof or the merger or consolidation of the Company into another corporation in which the Company is not the surviving corporation, or (d) to issue or reissue any shares of Cumulative Preferred Stock ranking on a parity with the Cumulative Preferred Stock unless certain financial tests are met.

Issuance of Preferred Stock

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized without further shareholder action to provide for the issuance of up to 200,000 shares of preferred stock of the Company in preference to the holders of Cumulative Preferred Stock, Preference Stock and Common Stock (the Common Stock, Cumulative Preferred Stock and Preference Stock being herein referred to as "Junior Stock"), in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and time of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and designation, as shall be stated in the resolution or resolutions providing for the issue of a series of such preferred stock of the Company adopted, at any time or from time to time, by the Board of Directors of the Company. The Board of Directors may also increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of that series.

     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts (the "Depositary Receipts"), each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (a) the designation of such Preferred Stock and the number of shares offered; (b) the amount of liquidation preference per share; (c) the initial public offering price at which such Preferred Stock will be issued; (d) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (e) any redemption or sinking fund provisions; (f) any conversion rights; (g) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares;" and (h) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock to receive dividends and distributions of assets will be subordinate to those of the Company's general creditors, but superior to the rights of holders of Junior Stock. See "Description of Common Stock" for a description of certain provisions of State and federal law and the Articles of Incorporation and Bylaws of the Company which may affect holders of Preferred Stock.

Dividend Rights

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary (as hereinafter defined) referred to under "Description of Depositary Shares") on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (a) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock) and (b) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

Liquidation Preferences

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to the holders of Junior Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

Redemption

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Unless otherwise provided in the applicable Prospectus Supplement, shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion Rights

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

Voting Rights

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (a) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (b) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (b) above in a different manner than one or more series of the Other Preferred Stock then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Other Preferred Stock which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least a majority of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

     Unless otherwise specified in the applicable Prospectus Supplement, with respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

     As more fully described below under "Description of Depositary Shares," if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

Transfer Agent and Registrar

     Unless otherwise indicated in a Prospectus Supplement relating thereto, the Company will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.


                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part.

General

     The Company may, at its option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) of a share of a particular series of the Preferred Stock as described below.

     The shares of any series of the Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company selected by the Company (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will in general be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related Prospectus Supplement.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.
However, there may be no market for the underlying Preferred Stock and once the underlying Preferred Stock is withdrawn from the Depositary, it may not be redeposited.

Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash, the Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary

Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock will be made available to holders of Depositary Receipts.

     The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes and governmental charges.

Redemption of Depositary Shares

     If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by the Company in respect of any accumulated but unpaid dividends. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any moneys or other property to which such holders were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

Voting the Preferred Stock

     Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit
Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable.  However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least
a majority of such Depositary Shares then outstanding.  Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary
Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the
Deposit Agreement at the times and in the manner and amount provided for therein.  A Deposit Agreement may be terminated by the Company or the Depositary only after (a) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of the related Depositary Receipts are entitled under the terms of such Depositary Receipts or the related Deposit
Agreement, have been paid or distributed as provided in the Deposit Agreement or provision therefor has been duly made, (b) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary
Receipts, or (c) in the event the Depositary Shares relate to a series of
Preferred Stock which is convertible into shares of Common Stock or another series of Preferred Stock, all outstanding Depositary Shares have been converted into shares of Common Stock or another series of Preferred Stock.

Miscellaneous

     The Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Depositary's books, all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock or Depositary Receipts.

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of the Company as an entirety.

     Neither the Depositary nor any of its agents nor any registrar nor the Company will be (a) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement, (b) subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for the relevant party's gross negligence or willful misconduct, or (c) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

Resignation or Removal of Depositary

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.


                           DESCRIPTION OF COMMON STOCK

General

     The holders of the outstanding shares of Common Stock have full voting rights, one vote for each share held of record. Upon liquidation, dissolution, or winding up of the Company (but subject to the rights of holders of preferred stock of the Company, Cumulative Preferred Stock and Preference Stock), the assets legally available for distribution to holders of Common Stock will be distributed ratably among such holders. Holders of Common Stock have no preemptive or other subscription or conversion rights, and no liability for further calls upon shares. The Common Stock is not subject to assessment.
Shares of Common Stock may be issued in series with a special initial dividend rate as hereinafter described (any such series, being referred to herein as "Special Common Stock"). No shares of Special Common Stock were outstanding on September 26, 1994.

     Subject to the rights of holders of preferred stock of the Company, Cumulative Preferred Stock and Preference Stock, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. Dividends on all series of Common Stock must have the same record and payment dates. No series of Common Stock may have preference over any other series as to the payment of dividends, but the amount of cash dividends paid may vary among series.

     Under the terms of the Articles of Incorporation, the initial dividend rate on any Special Common Stock issued by the Company must be established by the Board of Directors of the Company at or before the issuance thereof at an annual rate greater than four times the last quarterly dividend paid on Common Stock which is not Special Common Stock (referred to herein as "Original Common Stock"). The initial dividend rate on any series of Special Common Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement.

     The initial dividend rate on each share of Special Common Stock must be reduced if the quarterly dividend on a share of Original Common Stock is reduced and on the same percentage basis. The initial dividend rate on each share of Special Common Stock must also be increased if the dividend on a share of Original Common Stock is increased and on the same percentage basis; provided that at no time may the dividend on a share of Special Common Stock of any series exceed the greater of (a) one-fourth of the initial annual dividend rate established at the time of issuance of any such share of Special Common Stock, or (b) the dividend rate concurrently being paid on each of the outstanding shares of Original Common Stock. Shares of Special Common Stock of any series will cease to be shares of Special Common Stock (and will thereafter be considered to be shares of Original Common Stock) at any time that the aggregate of all dividends paid during any fiscal year on shares of Special Common Stock of that series fails to exceed the aggregate of all dividends paid by the Company during such year on each share of Original Common Stock.

     The Company is the transfer agent and registrar for the Common Stock.

Certain Provisions of the Articles of Incorporation and Bylaws

     The Company's Articles of Incorporation contain provisions which require a super-majority vote of the holders of Common Stock in order for certain types of business combinations to be approved. These provisions are applicable to (a) any merger or consolidation of the Company with or into a dominant stockholder (as hereinafter defined) or any entity controlled by a dominant stockholder, (b) any merger of a dominant stockholder with or into the Company or any corporation controlled by or under common control with the Company, (c) any sale, lease, exchange or transfer of all or substantially all of the property and assets of the Company to a dominant stockholder or any entity controlled by or under common control with a dominant stockholder, (d) any purchase, lease, exchange, transfer or acquisition by the Company of all or substantially all of the property and assets of a dominant stockholder or any entity controlled by or under common control with a dominant stockholder, (e) any recapitalization of the Company that would have the effect of increasing the voting power of a dominant stockholder, and (f) any agreement, contract or other arrangement providing for any of the foregoing. The term "dominant stockholder" is defined as any person that, together with any affiliate or associate, beneficially owns in the aggregate 10% or more of the outstanding Common Stock of the Company.

     The affirmative vote of not fewer than 85% of the outstanding shares of
Common Stock must approve a business combination, unless (a) the Board of
Directors of the Company has approved the business combination by the affirmative vote of (i) not fewer than 65% of its members if the business combination is approved in advance of the dominant stockholder becoming a dominant stockholder or the acquisition of shares of Common Stock that caused the dominant stockholder to become a dominant stockholder has been approved in advance, or (ii) not fewer than 85% of its members in all other circumstances, or (b) the Board of Directors of the Company by an affirmative vote of not fewer than 85% has determined that the cash or fair value of the properties, securities or other consideration to be received by the holders of Common Stock in the business combination is not less than the highest per share price paid by the dominant stockholder in acquiring any of its holdings of the Common
Stock.  These provisions may only be amended by an affirmative vote of 65% of
the outstanding shares of the Company's Common Stock, unless there is a dominant stockholder at the time of the vote, in which event a vote of 85% of the outstanding shares of Common Stock is required.

     California law permits corporations to limit or eliminate the personal liability of their directors in any action, including actions brought by the corporation or its shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, a director must act in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. As a result, the available relief to a corporation and its shareholders may be limited to equitable remedies such as injunction or rescission if a company indemnifies its directors to the fullest extent permitted by California law.

     Article VIII of the Company's Bylaws limits the liability of directors of the Company to the Company or its shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by California law. Specifically, directors of the Company are not personally liable to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty as a director, except (a) on account of profits made in connection with a purchase or sale of securities in violation of Section 16(b) of the Exchange Act, (b) if a court of competent jurisdiction determines that indemnification is unlawful, (c) for acts or omissions involving intentional misconduct or knowing and culpable violations of law, (d) for acts or omissions that the director believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (e) for any transaction for which the director derived an improper benefit, (f) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (g) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duties to the corporation or its shareholders, (h) for liabilities arising out of transactions in which the director had a personal interest, (i) for the approval of distributions to the Company's shareholders in violation of California law, or
(j) for the approval of the making by the Company of any loan of money or property to a director or officer of the Company or the guarantee of the obligations of any such director or officer in violation of California law. The inclusion of this provision in the Company's Bylaws may have the effect of reducing the likelihood of litigation against directors of the Company, even though such an action, if successful, might otherwise have benefited the Company or its shareholders.

Certain Provisions of State and Federal Law

     Arizona regulates certain business combinations by an "interested shareholder" of a public corporation if the public corporation (a) has issued securities under Section 12 of the Exchange Act, (b) has its principal place of business in the State of Arizona, (c) owns or controls assets located within the State of Arizona with a fair market value of at least one million dollars, and
(d) has more than 500 employees in the State of Arizona. The Company believes that these provisions are currently applicable to the Company. A person becomes an interested shareholder under the Arizona business combination statute upon the acquisition of 10% or more of the outstanding voting shares of the public corporation. The term "business combination" is broadly defined to include not only acquisitions, but also restructuring transactions and transactions in which the interested shareholder, or its associates or affiliates, receive financial assistance or tax advantages from the public corporation. Business combinations must be approved by a majority of the members of a committee of disinterested directors in advance of the interested person becoming an interested person or the consummation of the business combination must be delayed for three years and the price to be paid must meet certain fair price criteria. The committee must consider the long term interests of the public corporation in connection with approving any such transaction. Additional restrictions are applicable to acquisitions of control of 20% or more of a public corporation's voting stock.

     Under California law, if a tender offer or a written proposal for approval of a reorganization of a corporation or a sale of substantially all of its assets is made by an "interested party", an affirmative opinion in writing as to the fairness of the consideration to be received by the shareholders must be delivered to each shareholder. The term "interested party" means a person who is a party to the transaction and who (a) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (b) is, or is directly or indirectly controlled by, an officer or director of the corporation, or (c) is an entity in which a material financial interest is held by any director or executive officer.

     No public utility or any of its affiliates may acquire any of the capital stock of a public utility organized under California law, without CPUC approval, if (a) the acquiror transacts business in California, or (b) the CPUC determines that CPUC approval is otherwise required by the public interest. In addition, a change in control application must be filed with the CPUC in connection with any change in control of a public utility organized under California law. PSCN approval is also required prior to any proposed transfer of 15% or more of the common stock of a public utility doing business in Nevada.

     No person may acquire 5% or more of the voting stock of a gas utility (other than by merger), without Commission approval, if such person owns 5% or more of the stock of another public utility or public utility holding company.
A registered public utility holding company may not acquire any security of another gas utility without Commission approval, unless the transaction is exempt under the Public Utilities Holding Company Act of 1935, as amended (the "PUHCA"), or the regulations promulgated thereunder. A person becomes a holding company required to be registered under PUHCA upon acquisition of 10% or more of the voting stock of a gas utility, unless the Commission determines that the person does not control the gas utility. The Commission may condition any such determination upon the applicant refraining from exercising voting rights, controlling proxies or designating officers or directors. The Commission may not approve the acquisition of securities of a gas utility unless it determines that the acquisition would tend toward the economical and efficient development of an integrated public utility system and would not be detrimental to investor interests. The Commission may also condition its approval of the acquisition of the securities of a gas utility upon a fair offer being made for the other securities of the utility.

     In addition to being a gas utility, the Company is also a savings and loan holding company. No person may acquire control of a savings and loan holding company without the prior approval of the OTS, unless the transaction is exempt. A person is conclusively deemed to have obtained control of a savings and loan holding company if it (a) has acquired any combination of voting stock and irrevocable proxies representing more than 25% of any class of voting stock of the savings and loan holding company, or (b) controls in any manner the election of a majority of the directors of the savings and loan holding company or savings and loan association. A person who has acquired more than 10% of any class of voting stock of the savings and loan holding company may also be deemed to have control of the savings and loan holding company if certain control factors are present.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell Securities in exchange for one or more of its outstanding issues of the Securities or other securities. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     Securities may also be offered and sold, if so indicated in the Prospectus
Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company.  Any remarketing firm will be identified and the
terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement.  Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.
Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of the Securities sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(a) the purchase by an institution of the Securities covered by its Contract may not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the Securities are being sold to underwriters, the Company must have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by Contracts.

                                  LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by O'Melveny & Myers.

                                     EXPERTS

     The consolidated financial statements and schedules of the Company incorporated in this Prospectus by reference to its Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

- --------------------------------------  ---------------------------------------
   No dealer, salesperson or other
individual has been authorized to give
any information or to make any
representations other than those
contained or incorporated by reference               $300,000,000
in this Prospectus in connection with
the offer made by this Prospectus and,
if given or made, such information
or representations must not be relied
upon as having been authorized by the                   [LOGO]
Company or any agent, dealer or
underwriter.  Neither the delivery of
this Prospectus nor any sale made
hereunder shall under any circumstances
create an implication that there has           SOUTHWEST GAS CORPORATION
been no change in the affairs of the
Company since the date hereof.  This
Prospectus does not constitute an offer
or solicitation by anyone in any
state in which such offer or solicitation             SECURITIES
is not authorized or in which the person
making such offer or solicitation is
not qualified to do so or to anyone to
whom it is unlawful to make such offer
or solicitation.                                    --------------
                                                      PROSPECTUS
        _______________                             --------------

       TABLE OF CONTENTS
                                  Page
                                  ----

           Prospectus

Available Information. . . . . . .   2

Incorporation of Certain Documents
  by Reference . . . . . . . . . .   2

The Company  . . . . . . . . . . .   2

Use of Proceeds  . . . . . . . . .   3

Ratios of Earnings to Fixed
Charges  . . . . . . . . . . . . .   3

Description of Debt Securities . .   4

Description of Preferred Stock . .   9

Description of Depositary Shares .  13

Description of Common Stock  . . .  15

Plan of Distribution . . . . . . .  18

Legal Matters  . . . . . . . . . .  19

Experts  . . . . . . . . . . . . .  19

- --------------------------------------  --------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution*

 Registration fee  . . . . . . . . . . . .    $103,449
 Rating agency fees  . . . . . . . . . . .       **
 Printing and engraving expenses . . . . .       **
 Accounting fees and expenses  . . . . . .       **
 Legal fees and expenses . . . . . . . . .       **
 Blue sky fees and expenses  . . . . . . .       **
 Fees and expenses of Transfer Agent,
   Trustee and Depositary  . . . . . . . .       **
 Miscellaneous . . . . . . . . . . . . . .       **
                                              --------
      Total  . . . . . . . . . . . . . . .       **
                                              --------
___________________________
 *Expenses are estimated except for the registration fee.
**To be filed by amendment.

Item 15.  Indemnification of Directors and Officers

     Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VIII of the Registrant's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Registrant has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers.

Item 16.   Exhibits.

Exhibit
Number                  Description of Exhibit
- -------                 ----------------------

  3.01 Restated Articles of Incorporation of the Company (included as an exhibit to the Company's Registration Statement No. 2-92938 on Form S-2 and incorporated herein by reference).

  4.01           Form of Deposit Agreement.

  4.02 Form of Depositary Receipt (attached as Exhibit A to Deposit Agreement included as Exhibit 4.01 hereto).

  4.03           Form of Indenture relating to the Debt Securities.

* 5.01 Opinion of O'Melveny & Myers as to the validity of the Securities.

 12.01           Computation of Ratios of Earnings to Fixed Charges.

 23.01           Consent of Arthur Andersen LLP

*23.02           Consent of O'Melveny & Myers (included in Exhibit 5.01).

 24.01           Power of Attorney (included on pages II-3 and II-4).
__________________
*     To be filed by amendment.


Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 and incorporated herein by reference;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 21, 1994.

                            SOUTHWEST GAS CORPORATION



                            By           MICHAEL O. MAFFIE
                               _____________________________________
                                         Michael O. Maffie
                               President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below authorizes Michael O. Maffie and George C. Biehl, and each of them, as attorneys-in-fact, to sign any amendment, including post-effective amendments, to this Registration Statement on his or her behalf, individually and in each capacity stated below, and to file any such amendment.


         Signature                     Title                      Date
         ---------                     -----                      ----



      MICHAEL O. MAFFIE          Director, President and     September 21, 1994
______________________________     Chief Executive Officer
     (Michael O. Maffie)        (Principal Executive Officer)



       GEORGE C. BIEHL           Senior Vice President and   September 21, 1994
______________________________     Chief Financial Officer
      (George C. Biehl)         (Principal Financial Officer)



       EDWARD A. JANOV           Controller and Chief        September 21, 1994
______________________________     Accounting Officer
      (Edward A. Janov)        (Principal Accounting Officer)



      RALPH C. BATASTINI         Director                    September 19, 1994
______________________________
     (Ralph C. Batastini)



       MANUEL J. CORTEZ          Director                    September 19, 1994
______________________________
      (Manuel J. Cortez)



        LLOYD T. DYER            Director                    September 19, 1994
______________________________
       (Lloyd T. Dyer)


         Signature                     Title                      Date
         ---------                     -----                      ----



        KENNY C. GUINN           Chairman of the Board       September 19, 1994
______________________________     of Directors
       (Kenny C. Guinn)



       THOMAS Y. HARTLEY         Director                    September 19, 1994
______________________________
      (Thomas Y. Hartley)



______________________________   Director                    September __, 1994
      (Michael B. Jager)



______________________________   Director                    September __, 1994
      (Leonard R. Judd)



      JAMES R. LINCICOME
______________________________   Director                    September 19, 1994
     (James R. Lincicome)



      CAROLYN M. SPARKS
______________________________   Director                    September 19, 1994
     (Carolyn M. Sparks)



______________________________   Director                    September __, 1994
      (Robert S. Sundt)

                                     II-4